Exhibit 99.1

October 29, 2020	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2020

Glen Head, New York, October 29, 2020 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three and nine months ended September 30, 2020.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income and EPS were $10.8 million and $.45, respectively, compared to $10.8 million and $.44
•	ROA and ROE were 1.02% and 10.77%, respectively, compared to 1.02% and 10.83%
•	Net interest margin increased 10 basis points to 2.66% from 2.56%
•	Cost of interest-bearing deposits declined 75 basis points to .73% and cost of interest-bearing liabilities declined 60 basis points to .96%
•	Cash Dividends Per Share increased 5.6% to $.19 from $.18
•	Over 99% of COVID-19 loan forbearance agreements concluded and resumed making payments
•	Completed a $128.7 million deleverage transaction to remove inefficient leverage

NINE MONTH HIGHLIGHTS

•	Net Income and EPS were $30.7 million and $1.28, respectively, compared to $32.4 million and $1.29
•	ROA and ROE were .98% and 10.49%, respectively, compared to 1.03% and 11.04%
•	Net interest margin was 2.64% versus 2.57%

Analysis of Earnings – Nine Months Ended September 30, 2020

Net income for the first nine months of 2020 was $30.7 million, a decrease of $1.7 million, or 5.2%, versus the same period last year.  The decrease is due to increases in the provision for credit losses of $2.2 million and noninterest expense, before debt extinguishment costs, of $1.9 million, or 4.2%.  These items were partially offset by increases in net interest income of $1.4 million, or 1.9%, and noninterest income, before securities gains, of $508,000, or 6.4%, and a decrease in income tax expense of $400,000.

The increase in net interest income is mainly attributable to a reduction in deposit rates in response to decreases in the Federal Funds Target Rate to near zero as well as significant declines in rates across the entire yield curve.  The cost of savings, NOW and money market deposits declined 45 basis points to .63% and the cost of interest-bearing liabilities declined 37 basis points to 1.19%.  These decreases far outpaced the 15 basis point decline in yield on securities and loans which are generally not subject to immediate repricing with changes in market interest rates.  The increase in net interest income was also attributable to income from SBA Paycheck Protection Program (“PPP”) loans of $1.9 million and a favorable shift in the mix of funding as an increase in average checking deposits of $127.1 million and a decline in average interest-bearing liabilities of $180.2 million resulted in average checking deposits comprising a larger portion of total funding.  Average checking deposits include a portion of the proceeds of PPP loans.

The decline in yield on securities and loans was mainly attributable to an increase in prepayment speeds and lower yields available on securities purchases and loan originations.  The economic impact of the COVID-19 pandemic (“pandemic”) caused loans and the overall balance sheet to shrink during the past two quarters.  The average balance of loans decreased $84.8 million, or 2.6%, and the average balance of investment securities declined $48.8 million, or 6.2%.  The average balance of loans for the current nine-month period includes $97.4 million of PPP loans at a weighted average yield of approximately 2.65%.  Measures taken to contain the pandemic significantly disrupted economic activity in our area, caused business and school closures and thus increased unemployment.  These disruptions caused management to put a pause on its loan pipeline and slow new business development.  The decrease in loans and securities resulted in average interest-earning bank balances increasing $81.4 million, or 266%.  As economic activity continues to improve and business restrictions are slowly relaxed in our marketplace, our mortgage loan pipeline is expected to increase through year-end.  The mortgage loan pipeline was $72 million at September 30, 2020, an increase of $33 million during the quarter.

Net interest margin for the third quarter and first nine months of 2020 were 2.66% and 2.64%, respectively, an increase of 10 basis points and 7 basis points, respectively, over the comparable periods of 2019.  The increases were mainly attributable to our ability to reduce the rates paid on interest-bearing deposits faster than interest-earning assets repriced downward as a significant portion of our municipal bond and mortgage loan portfolios have fixed rates. The PPP loan yields and acceleration of prepayments of residential mortgage loans during 2020 exert downward pressure on net interest income and margin.

The provision for credit losses was $2.5 million for the first nine months of 2020 on a current expected credit loss (“CECL”) basis as compared to $279,000 for the 2019 period on an incurred loss basis.  The $2.5 million provision for the current nine-month period was primarily attributable to the pandemic and includes $4.2 million to reflect current and forecasted economic conditions and $1.8 million for net chargeoffs, partially offset by a decline in the outstanding loan balance of residential and commercial mortgages.  The $279,000 provision for the 2019 period was driven mainly by net chargeoffs of $1.3 million partially offset by a decline in outstanding loans.

The increase in noninterest income, before securities gains, of $508,000 is primarily attributable to an increase in the non-service components of the Bank’s defined benefit pension plan of $784,000.  Management remains focused on revenue enhancement initiatives; however, the pandemic is negatively affecting most categories of noninterest income.

The increase in noninterest expense, before debt extinguishment costs, of $1.9 million includes charges related to the closure and consolidation of six branches of $476,000, technology and service contract termination costs of $315,000 and expenses attributable to the pandemic of approximately $300,000.  Other factors which increased noninterest expense include salaries, employee benefits and equity compensation expense mainly related to hiring lending and credit staff, salary adjustments and the immediate vesting of stock awards in 2020.  These expenses were partially offset by decreases in consulting fees of $634,000 and marketing expense of $216,000.  The decrease in consulting fees was mainly due to a revenue enhancement project in 2019.

In late September 2020, the Bank eliminated some inefficient leverage by selling mortgage-backed securities with a carrying value of $64.5 million and using the proceeds along with excess cash of $66.8 million to prepay long-term debt of $128.7 million.  The transactions resulted in an overall net loss of $3,000 with the gain on sale of securities and loss on extinguishment of debt essentially the same at $2.6 million each.  Because of the timing of the transactions, there was little impact on net interest margin for the current quarter or nine-month period.  The deleveraging will benefit net interest margin by approximately 10 basis points and improve leverage capital.  The benefit to net interest margin could be offset by challenges we face discussed throughout this earnings release.

The decrease in income tax expense of $400,000 is attributable to lower pretax earnings in the current nine-month period as compared to the 2019 period and a decline in the effective tax rate to 16.8%.

Analysis of Earnings – Third Quarter 2020 Versus Third Quarter 2019

Net income for the third quarter of 2020 of $10.8 million was essentially unchanged from the comparable period of 2019.  Earnings for the third quarter include increases in net interest income of $1.0 million and noninterest income, before securities gains, of $80,000, and a decrease in the provision for credit losses of $314,000.  The positive impact of these items was offset by increases in noninterest expense, before debt extinguishment costs, of $1.3 million, and income tax expense of $181,000.  The increases in net interest income and noninterest income occurred for substantially the same reasons discussed above with respect to the nine-month periods.  There was no provision for credit losses for the current quarter on a CECL basis as net chargeoffs of $1.3 million and an increase in historical loss rates were offset by a decline in the outstanding loan balance of residential and commercial mortgages.  The increase in noninterest expense was mainly due to the aforementioned branch closures and consolidations, contract termination charges and higher salaries and employee benefits-related costs in the current quarter.  Partially offsetting these increases was a decline in consulting fees of $431,000 due to the aforementioned revenue enhancement project.  The increase in income tax expense reflects higher pretax earnings in the current quarter and an increase in the effective tax rate to 18.0%.

Analysis of Earnings – Third Quarter Versus Second Quarter 2020

Net income for the third quarter was essentially unchanged from $10.8 million earned in the second quarter.  Net interest margin increased 2 basis points from 2.64% for the second quarter to 2.66% for the current quarter.  The increase is mainly due to the reasons discussed above with respect to the third quarter and nine-month periods including lower deposit costs partially offset by prepayments of residential mortgage loans.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) on a CECL basis was 1.01% at January 1, 2020, 1.09% at March 31, 2020, and 1.08% at June 30, 2020, and September 30, 2020.  Excluding PPP loans, the reserve coverage ratio increased 8 basis points during the first quarter of 2020, another 4 basis points during the second quarter of 2020 and maintained that level during the third quarter of 2020.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days remain at low levels.

COVID-19 Loan Modifications

During the second quarter, the Bank provided payment deferrals in the form of loan modifications to borrowers experiencing financial disruption and economic hardship as a result of the pandemic.  As of October 26, 2020, all such loans have resumed making payment and are current except for three small business loans that were charged-off in the third quarter totaling $281,000, one loan that was 30 to 89 days past due in the amount of $123,000 and four loans that have not yet made full payments in the amount of $1.3 million.  Our employees took tremendous pride in lending under the PPP program and providing payment deferrals to support customers adversely affected by the pandemic.  We are also proud of our employees and the banking industry for stepping up to the challenges created by this pandemic.

Capital

The Corporation’s balance sheet remains positioned for lending and growth with a Leverage Ratio of approximately 9.6% at September 30, 2020.  We expect to restart the share repurchase program during the fourth quarter of 2020.

Key Initiatives, Customer Service and Challenges We Face

Our strategy is focused on increasing shareholder value through loan and deposit growth, the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  Key strategic initiatives include building on our relationship banking business, growing fee income,  enhancing our brand, highlighting our digital offerings and refining our branch strategy.

We are also focused on serving customers through our personalized approach to banking and continue to offer a wide range of loan and deposit products to customers and the communities we serve.  The Bank’s strong capital and liquidity, branch network, lending and deposit platforms and focus on internal controls and cybersecurity provide a solid foundation for serving customers during these challenging times.  We provide customers with ready access through our branch network, ATMs and digital offerings.

The interest rate and economic environment continues to exert substantial pressure on net interest income, net interest margin, earnings, profitability metrics, loans outstanding and the Bank’s ability to grow.  These items could be negatively impacted by yield curve inversion, low yields available on loans and securities and potential credit losses arising from current economic conditions.  Among other things, very low interest rates have caused an acceleration of residential mortgage loan repayments and repricings which are expected to continue in the fourth quarter.  The weighted average reduction in yield for refinancings completed or in process at quarter end was 75 basis points which will reduce quarterly net interest income by approximately $500,000.  In addition, during the fourth quarters of 2020 and 2021, corporate bonds with current fair values of $80.6 million and $30.2 million, respectively, and an original weighted average fixed rate yield of 5.14% begin repricing on a quarterly basis to a floating rate.  At current rates, the weighted average floating rate yield would be .89%.  Such repricings will reduce net interest income for the fourth quarter of 2020 by approximately $700,000.

The pandemic continues to present substantial challenges for the Bank and its customers.  While business activity in the NYC metropolitan area has started to improve, the pace of the recovery is slow and remains uncertain.  An elevated level of unemployment and the significant business disruption experienced in the spring and summer cast doubt on the extent of economic recovery possible in the near term and the ability of some businesses to continue.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic is having an adverse impact on the Corporation, its customers and the communities it serves.  The adverse effect of the pandemic on the Corporation, its customers and the communities where it operates may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2020.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 6, 2020, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/20	12/31/19
	(dollars in thousands)
Assets:
Cash and cash equivalents	$163,852	$38,968
Investment securities available-for-sale, at fair value	646,106	697,544

Loans:
Commercial and industrial	102,405	103,879
SBA Paycheck Protection Program	166,405	—
Secured by real estate:
Commercial mortgages	1,331,890	1,401,289
Residential mortgages	1,379,181	1,621,419
Home equity lines	55,070	59,231
Consumer and other	1,167	2,431
	3,036,118	3,188,249
Allowance for credit losses	(32,792)	(29,289)
	3,003,326	3,158,960

Restricted stock, at cost	22,029	30,899
Bank premises and equipment, net	38,691	40,017
Right of use asset - operating leases	12,387	14,343
Bank-owned life insurance	84,850	83,119
Pension plan assets, net	18,472	18,275
Deferred income tax benefit	3,395	317
Other assets	18,200	15,401
	$4,011,308	$4,097,843
Liabilities:
Deposits:
Checking	$1,165,065	$911,978
Savings, NOW and money market	1,638,980	1,720,599
Time, $100,000 and over	196,989	242,359
Time, other	247,812	269,080
	3,248,846	3,144,016

Short-term borrowings	57,708	190,710
Long-term debt	273,002	337,472
Operating lease liability	13,230	15,220
Accrued expenses and other liabilities	20,788	21,317
	3,613,574	3,708,735
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,864,840 and 23,934,632 shares	2,386	2,393
Surplus	106,595	111,744
Retained earnings	289,612	274,376
	398,593	388,513
Accumulated other comprehensive income (loss), net of tax	(859)	595
	397,734	389,108
	$4,011,308	$4,097,843

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/20	9/30/19	9/30/20	9/30/19
	(dollars in thousands)
Interest and dividend income:
Loans	$83,349	$88,382	$26,461	$29,353
Investment securities:
Taxable	9,972	11,726	3,223	3,758
Nontaxable	7,520	8,819	2,454	2,773
	100,841	108,927	32,138	35,884
Interest expense:
Savings, NOW and money market deposits	7,946	13,856	1,307	5,015
Time deposits	8,487	11,361	2,559	4,030
Short-term borrowings	1,219	2,569	334	62
Long-term debt	6,177	5,558	2,020	1,883
	23,829	33,344	6,220	10,990
Net interest income	77,012	75,583	25,918	24,894
Provision for credit losses	2,450	279	—	314
Net interest income after provision for credit losses	74,562	75,304	25,918	24,580

Noninterest income:
Investment Management Division income	1,620	1,502	553	504
Service charges on deposit accounts	2,267	2,321	661	836
Net gains on sales of securities	2,556	—	2,556	—
Other	4,502	4,058	1,586	1,380
	10,945	7,881	5,356	2,720
Noninterest expense:
Salaries and employee benefits	28,278	26,536	9,365	8,555
Occupancy and equipment	9,324	8,712	3,191	2,872
Debt extinguishment	2,559	—	2,559	—
Other	8,496	8,993	3,024	2,903
	48,657	44,241	18,139	14,330
Income before income taxes	36,850	38,944	13,135	12,970
Income tax expense	6,176	6,576	2,368	2,187
Net income	$30,674	$32,368	$10,767	$10,783

Share and Per Share Data:
Weighted Average Common Shares	23,867,726	24,855,562	23,860,764	24,470,249
Dilutive stock options and restricted stock units	38,678	177,072	37,773	192,860
	23,906,404	25,032,634	23,898,537	24,663,109

Basic EPS	$1.29	$1.30	$0.45	$0.44
Diluted EPS	1.28	1.29	0.45	0.44
Cash Dividends Declared per share	0.55	0.52	0.19	0.18

FINANCIAL RATIOS
(Unaudited)
ROA	.98%	1.03%	1.02%	1.02%
ROE	10.49%	11.04%	10.77%	10.83%
Net Interest Margin	2.64%	2.57%	2.66%	2.56%
Dividend Payout Ratio	42.97%	40.31%	42.22%	40.91%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/20		12/31/19
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$982		$2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,154		423
	3,136		3,351
Troubled debt restructurings:
Performing according to their modified terms	1,329		1,070
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	—		465
	1,329		1,535
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,329		1,070
Past due 30 through 89 days	982		2,928
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,154		888
	4,465		4,886
Other real estate owned	—		—
	$4,465		$4,886

Allowance for credit losses	$32,792		$29,289
Allowance for credit losses as a percentage of total loans	1.08%		.92%
Allowance for credit losses as a multiple of nonaccrual loans	15.2	x	33.0	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2020			2019
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$111,979	$159.19%		$30,617	$530	2.31%
Investment securities:
Taxable	356,512	9,813	3.67	369,525	11,196	4.04
Nontaxable (1)	375,570	9,519	3.38	411,354	11,163	3.62
Loans (1)	3,146,738	83,353	3.53	3,231,573	88,388	3.65
Total interest-earning assets	3,990,799	102,844	3.44	4,043,069	111,277	3.67
Allowance for credit losses	(33,286)			(30,203)
Net interest-earning assets	3,957,513			4,012,866
Cash and due from banks	33,144			37,104
Premises and equipment, net	39,588			41,064
Other assets	135,351			127,565
	$4,165,596			$4,218,599
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,687,377	7,946.63		$1,710,985	13,856	1.08
Time deposits	486,181	8,487	2.33	645,596	11,361	2.35
Total interest-bearing deposits	2,173,558	16,433	1.01	2,356,581	25,217	1.43
Short-term borrowings	81,509	1,219	2.00	137,100	2,569	2.51
Long-term debt	420,255	6,177	1.96	361,791	5,558	2.05
Total interest-bearing liabilities	2,675,322	23,829	1.19	2,855,472	33,344	1.56
Checking deposits	1,067,839			940,717
Other liabilities	31,878			30,554
	3,775,039			3,826,743
Stockholders' equity	390,557			391,856
	$4,165,596			$4,218,599

Net interest income (1)		$79,015			$77,933
Net interest spread (1)			2.25%			2.11%
Net interest margin (1)			2.64%			2.57%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended September 30,
	2020			2019
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$151,857	$39.10%		$41,171	$230	2.22%
Investment securities:
Taxable	379,422	3,184	3.36	371,400	3,528	3.80
Nontaxable (1)	376,053	3,107	3.30	402,201	3,510	3.49
Loans (1)	3,099,830	26,462	3.41	3,198,832	29,355	3.67
Total interest-earning assets	4,007,162	32,792	3.27	4,013,604	36,623	3.65
Allowance for credit losses	(33,624)			(29,618)
Net interest-earning assets	3,973,538			3,983,986
Cash and due from banks	33,578			38,782
Premises and equipment, net	39,141			40,765
Other assets	137,190			126,397
	$4,183,447			$4,189,930

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,653,535	1,307.31		$1,761,190	5,015	1.13
Time deposits	452,188	2,559	2.25	661,269	4,030	2.42
Total interest-bearing deposits	2,105,723	3,866.73		2,422,459	9,045	1.48
Short-term borrowings	60,291	334	2.20	20,272	62	1.21
Long-term debt	413,153	2,020	1.95	360,472	1,883	2.07
Total interest-bearing liabilities	2,579,167	6,220.96		2,803,203	10,990	1.56
Checking deposits	1,174,680			957,980
Other liabilities	31,991			33,814
	3,785,838			3,794,997
Stockholders' equity	397,609			394,933
	$4,183,447			$4,189,930
Net interest income (1)		$26,572			$25,633
Net interest spread (1)			2.31%			2.09%
Net interest margin (1)			2.66%			2.56%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.